                                                            Exhibit 5.1
                                                            -----------




                                    August 26, 1998



Nexar Technologies, Inc.
257 Turnpike Road
Westborough, MA 01772

Gentlemen:

     This opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed on or about August 28, 1998 by Nexar Technologies, Inc. (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 2,500,000 shares of common stock, $0.01 par value (the "Common Stock"), of the Company.

     We are familiar with the Company's Restated Certificate of Incorporation, its By-Laws, as amended, and the records of its corporate proceedings, as well as the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company under its 1998 Non-Statutory Stock Option Plan as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the reference to this firm in the section entitled "Interests of Named Experts and Counsel" in the Registration Statement.

                                    Very truly yours,



                                    McDERMOTT, WILL & EMERY